Exhibit 10.5
EXECUTION COPY
AMENDED AND RESTATED
COMPANY AGREEMENT
OF
ENTERPRISE TEXAS PIPELINE LLC
A Texas Limited Liability Company

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENTERPRISE TEXAS PIPELINE LLC
A Texas Limited Liability Company
TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS

1.01 Definitions	2
1.02 Construction	2

ARTICLE 2
ORGANIZATION

2.01 Formation	2
2.02 Name	2
2.03 Registered Office; Registered Agent; Principal Office; Other Offices	2
2.04 Purpose	2
2.05 Term	3
2.06 No State-Law Partnership; Withdrawal	3

ARTICLE 3
MATTERS RELATING TO MEMBERS

3.01 Members	3
3.02 Creation of Additional Membership Interest	3
3.03 Liability to Third Parties	3

ARTICLE 4
CAPITAL CONTRIBUTIONS

4.01 Capital Contributions	4
4.02 Expansion Project Additional Capital Contributions	4
4.03 Loans	5
4.04 Return of Contributions	5
4.05 Capital Accounts	6

ARTICLE 5
ALLOCATIONS AND DISTRIBUTIONS

5.01 Allocations	6
5.02 Distributions	9

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ARTICLE 6
RIGHTS AND OBLIGATIONS OF MEMBERS

6.01 Limitation of Members’ Responsibility, Liability	10
6.02 Return of Distributions	10
6.03 Priority and Return of Capital	10
6.04 Competition	10
6.05 Admission of Additional Members	11
6.06 Withdrawal	11
6.07 Indemnification of Members and their Affiliates	11

ARTICLE 7
MEETINGS OF MEMBERS

7.01 Meetings	11
7.02 Place of Meetings	11
7.03 Notice of Meetings	11
7.04 Meeting of All Members	11
7.05 Action by Members Without a Meeting	11
7.06 Waiver of Notice	12
7.07 Delegation to Manager or the Board	12
7.08 Voting and Special Voting Rights of the Members	12

ARTICLE 8
MANAGEMENT

8.01 Management by Manager or a Board	12
8.02 Officers	14
8.03 Duties of Officers and Directors	17
8.04 Compensation	17
8.05 Indemnification	17
8.06 Liability of Indemnitees	19

ARTICLE 9
ACCOUNTING METHOD, PERIOD, RECORDS AND REPORTS

9.01 Accounting Method	19
9.02 Accounting Period	19
9.03 Records, Audits and Reports	19
9.04 Inspection	19

ARTICLE 10
TAX MATTERS

10.01 Tax Returns.	20
10.02 Tax Elections	20
10.03 Tax Matters Partner	20

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ARTICLE 11
RESTRICTIONS ON TRANSFERABILITY

11.01 Transfer Restrictions	20

ARTICLE 12
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

12.01 Maintenance of Books	21
12.02 Reports	21
12.03 Bank Accounts	21
12.04 Tax Statements	21

ARTICLE 13
WINDING-UP

13.01 Events Requiring Winding-Up	21
13.02 Winding-Up and Termination	22

ARTICLE 14
MERGER

14.01 Authority	23
14.02 Procedure for Merger or Consolidation	23
14.03 Approval by Members of Merger or Consolidation	24
14.04 Certificate of Merger or Consolidation	24
14.05 Effect of Merger or Consolidation	25

ARTICLE 15
GENERAL PROVISIONS

15.01 Notices	25
15.02 Entire Agreement; Supersedure	26
15.03 Effect of Waiver or Consent	26
15.04 Amendment or Restatement	26
15.05 Binding Effect	26
15.06 Governing Law; Severability	26
15.07 Further Assurances	26
15.08 Offset	27
15.09 Counterparts	27
15.10 Execution of Additional Instruments	27
15.11 Headings	27

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AMENDED AND RESTATED
COMPANY AGREEMENT
OF
ENTERPRISE TEXAS PIPELINE LLC
A Texas Limited Liability Company
     THIS AMENDED AND RESTATED COMPANY AGREEMENT (this “Agreement”) of ENTERPRISE TEXAS PIPELINE LLC, a Texas limited liability company (the “Company”), executed on December 8, 2008 (the “Effective Date”), is adopted, executed and agreed to, by Enterprise Holding III, LLC, a Delaware limited liability company (“Enterprise Holding III” or the “DEP Party”), and Enterprise GTM Holdings L.P., a Delaware limited partnership (“Enterprise GTM” or the “EPD Party”), as the Members of the Company.
RECITALS
     A. The Company was formed effective June 30, 2007 by the filing of the Certificate of Formation with the Secretary of State of the State of Texas.
     B. Enterprise Holding III and Enterprise GTM, as the Company’s Initial Members, executed a Company Agreement of the Company effective June 30, 2007 (the “Existing Agreement”).
     C. Enterprise GTM entered into that certain Contribution, Conveyance and Assumption Agreement by and among Duncan Energy Partners L.P. (“DEP”), DEP OLPGP, LLC, DEP Operating Partnership, L.P., a Delaware limited partnership (“DEP OLP”), Enterprise GTM and Enterprise Holding III on the Effective Date (the “Contribution Agreement”) whereby:
     (1) Enterprise GTM contributed and assigned a 50% membership interest in the Company to Enterprise Holding III as a capital contribution; and
     (2) Enterprise Holding III and Enterprise GTM agreed that the membership interests set forth in the Existing Agreement would immediately thereafter be converted into the Membership Interests as set forth in this Agreement, including the resulting Class A membership interest in the Company (the “Class A Interest”) owned by Enterprise Holding III;
     (3) Enterprise GTM contributed all of the member interests in Enterprise Holding III (the “Enterprise Holding III Member Interests”) to DEP as consideration for the receipt of (i) cash and (ii) common units of DEP; and
     (4) DEP contributed the Enterprise Holding III Member Interest to DEP OLP as a capital contribution.
     D. Enterprise Holding III and Enterprise GTM deem it advisable to amend and restate the Existing Agreement in its entirety as set forth herein to reflect (i) the contribution and assignment to Enterprise Holding III of the Membership Interests noted above and (ii) the conversion of the existing Membership Interests set forth in the Existing Agreement into the Membership Interests set forth in this Agreement.
ARTICLE 1
DEFINITIONS
     1.01 Definitions. Each capitalized term used herein shall have the meaning given such term in Attachment I.
     1.02 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (d) references to money refer to legal currency of the United States of America; (e) “including” means “including without limitation” and is a term of illustration and not of limitation; (f) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; and (g) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof.
ARTICLE 2
ORGANIZATION
     2.01 Formation. The Company was organized as a Texas limited liability company by the filing of a Certificate of Formation (“Organizational Certificate”) on June 28, 2007 but effective June 30, 2007 with the Secretary of State of the State of Texas under and pursuant to the TLLCL.
     2.02 Name. The name of the Company is “Enterprise Texas, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board may select.
     2.03 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the TLLCL to be maintained in the State of Texas shall be the office of the initial registered agent for service of process named in the Organizational Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Texas shall be the initial registered agent for service of process named in the Organizational Certificate or such other Person or Persons as the Board may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such a place as the Board may from time to time designate, which need not be in the State of Texas, and the Company shall maintain records there and shall keep the street address of such principal office at the registered office of the Company in the State of Texas. The Company may have such other offices as the Board may designate.
     2.04 Purpose. The purposes of the Company are the transaction of any or all lawful business for which limited liability companies may be organized under the TLLCL.

     2.05 Term. The period of existence of the Company commenced on June 30, 2007 and shall end at such time as a Certificate of Termination is filed in accordance with Section 13.02(c).
     2.06 No State-Law Partnership; Withdrawal. It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Texas and shall not be a partnership (including a limited partnership) or joint venture, and that the Members not be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise. A Member does not have the right to Withdraw from the Company; provided, however, that a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Member shall be liable to the Company and its Affiliates for all monetary damages suffered by them as a result of such Withdrawal; and (b) such Member shall not have any rights under Section 101.205 of the TLLCL. In no event shall the Company have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.
ARTICLE 3
MATTERS RELATING TO MEMBERS
     3.01 Members.
          (a) Enterprise Holding III has previously been admitted as a Member of the Company, and as of the date hereof owns all of the Class A Interest with a Voting Ratio and initial Percentage Interest as set forth on Exhibit A hereto and with such other rights and obligations as set forth in this Agreement (the “Class A Interest”), which Class A Interest shall represent a continuation of all of the Membership Interests of Enterprise Holding III prior to the date hereof together with the Membership Interest previously held by Enterprise GTM that has been contributed to Enterprise Holding III on the date hereof.
          (b) Enterprise GTM has previously been admitted as a Member of the Company, and as of the date hereof owns all of the Class B Interest with a Voting Ratio and initial Percentage Interest as set forth on Exhibit A hereto and with such other rights and obligations as set forth in this Agreement (the “Class B Interest”).
     3.02 Creation of Additional Membership Interest. As of the date hereof, the only authorized Membership Interests are the Class A Interest and the Class B Interest. The Company may issue additional Membership Interests in the Company only in compliance with the provisions in Article 5 of the Omnibus Agreement. The Company shall be bound by the terms of such Omnibus Agreement.
     3.03 Liability to Third Parties. No Member or beneficial owner of any Membership Interest shall be liable for the Liabilities of the Company.

ARTICLE 4
CAPITAL CONTRIBUTIONS
     4.01 Capital Contributions.
          (a) The amount of money and the fair market value (as of the date of contribution) of any property (other than money) contributed to the Company by a Member shall constitute a “Capital Contribution.” Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.
          (b) The Class A Member is the assignee of its Membership Interests, and the Member or its predecessor in interest has made certain Capital Contributions.
          (c) The Class B Member is the assignee of its Membership Interests, and the Member or its predecessor in interest has made certain Capital Contributions.
          (d) Except as set forth below in Sections 4.01(e)-(f), no Member shall be required to make any additional Capital Contributions on or after the date of this Agreement.
          (e) In the event the Manager or the Board, as applicable, determine for any quarter there exists an operating cash flow deficit such that available cash is insufficient to cover operating expenses, debt service and a reasonable contingency reserve (but excluding for purposes of clarification cash needed for acquisitions or Expansion Projects), the Manager or the Board may require each of the Members to make additional Capital Contributions pro rata in accordance with their respective Voting Ratios in an amount sufficient to cover such operating cash flow deficit.
          (f) In connection with the distributions under Section 5.02 with respect to the fourth quarter of the Company’s fiscal year, the Class B Member shall be required to make an additional Capital Contribution in amount necessary for the Company to make the Tier I Distribution with respect to such quarter and any unpaid shortfall in the Tier I Distribution with respect to previous quarterly periods in the same calendar year; provided, such required additional Capital Contribution shall in no event exceed the amounts distributed in accordance with Section 5.02 to the Class B Member previously with respect to completed quarters during such fiscal year.
     4.02 Expansion Project Additional Capital Contributions.
          (a) The Company may request additional Capital Contributions to fund Expansion Projects (“Expansion Cash Calls”). Except as otherwise provided in this Section 4.02 or otherwise agreed to by each of the Members, any requested Capital Contribution for Expansion Cash Calls attributable to an Expansion Project shall be made by the Members in accordance with their Percentage Interest. The costs of construction of, or acquisition of assets relating to, and other expenditures for Expansion Projects funded exclusively out of Capital Contributions made by the Members (the “Expansion Costs”) and the related funding of Expansion Cash Calls shall be borne solely by the Members participating as set forth below in this Section 4.02, unless agreed to otherwise by all of such Members, in an amount equal to the product of (A) the aggregate amount of the Expansion Costs multiplied by (B) a fraction, the numerator of which is the Percentage Interest of such participating Member and the denominator of which is the aggregate Percentage Interest of all of the participating Members.
          (b) The Manager or the Board shall provide written notice to the Members of the date contributions are due, which date shall be not less than 30 nor more than 90 Days following the date of such notice, the aggregate amount of the Capital Contribution required and each Member’s share thereof, and setting forth in reasonable detail the proposed Expansion Project and Expansion Costs associated therewith. Each Member shall advise the Manager or the Board in writing within 20 Days whether it elects to make an Expansion Capital Contribution.
          (c) If the DEP Party, as the holder of the Class A Interest, elects to make an Expansion Capital Contribution with respect to an Expansion Project within 20 Days after notice of such Expansion Cash Call, then (i) the EPD Party, as the holder of the Class B Interest, may make additional Capital Contributions of cash in an amount up to the product of its Percentage Interest and the amount of the applicable Expansion Cash Call and (ii) the DEP Party shall make additional Capital Contributions of cash equal to the excess of the Expansion Cash Call over amounts elected to be contributed by the EPD Party under clause (i) immediately preceding.
          (d) If the DEP Party elects not to make an Expansion Capital Contribution with respect to an Expansion Project within 20 Days after notice of such Expansion Cash Call, then the EPD Party may make Expansion Capital Contributions of cash in an amount equal to 100% of such Expansion Cash Call. Notwithstanding the foregoing, the DEP Party may subsequently elect to make additional Capital Contribution associated with any Expansion Project by paying to the EPD Party, within 90 Days following the applicable Initial Commencement Date, an amount equal to the product of (i) the sum of (A) the amount of the Expansion Capital Contributions associated with such Expansion Project, plus (B) the effective cost of capital to the EPD Party based on the weighted average interest rate of the EPD Party incurred for borrowings during such period as determined by the Manager or the Board in its reasonable judgment, minus (C) any amounts distributed to the EPD Party with respect to its additional Capital Contributions associated with such Expansion Project pursuant to the provisions of Section 5.02(b)(ii) multiplied by the Percentage Interest of the DEP Party, and (ii) the Percentage Interest of the DEP Party. If the DEP Party makes a payment pursuant to this Section 4.02(d), then (1) the DEP Party shall be deemed to make a cash Capital Contribution to the Company in an amount equal to such payment, (2) the Company shall be deemed to make a cash distribution to the EPD Party in an amount equal to such payment.
     4.03 Loans. If the Company does not have sufficient cash to pay its obligations, any Member that may agree to do so may, upon approval by the Manager or the Board, advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section 4.03 constitutes a loan from the Member to the Company, shall bear interest at a rate comparable to the rate the Company could obtain from third parties, from the date of the advance until the date of repayment, and is not a Capital Contribution.
     4.04 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
     4.05 Capital Accounts.
          (a) A separate capital account shall be established and maintained for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv).
          (b) Each Member’s capital account (a) shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under section 752 of the Code), and (iii) allocations to that Member of Company income and gain (or items of income and gain), including income and gain exempt from tax and income and gain described in Treas. Reg. § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treas. Reg. § 1.704-1(b)(4)(i), and (b) shall be decreased by (i) the amount of money distributed to that Member by the Company, (ii) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under section 752 of the Code), (iii) allocations to that Member of expenditures of the Company described in section 705(a)(2)(B) of the Code, and (iv) allocations of Company loss and deduction (or items of loss and deduction), including loss and deduction described in Treas. Reg. § 1.704-1(b)(2)(iv)(g), but excluding items described in clause (b)(iii) above and loss or deduction described in Treas. Reg. § 1.704-1(b)(4)(i) or § 1.704-1(b)(4)(iii).
          (c) The Members’ capital accounts also shall be maintained and adjusted as permitted by the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas. Reg. §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. § 1.704-1(b)(2)(iv)(g).
ARTICLE 5
ALLOCATIONS AND DISTRIBUTIONS
     5.01 Allocations.
          (a) General. After giving effect to the special allocations set forth in Section 5.01(b), for purposes of maintaining the capital accounts and in determining the rights of the Members among themselves, the Profits and Losses of the Company shall be allocated and charged to the Members’ capital accounts in accordance with their Percentage Interests; provided, however, Losses shall not be allocated pursuant to this Section 5.01(a) to the extent such allocation would cause any Member to have a deficit adjusted capital account balance at the end of such taxable year (or increase any existing deficit adjusted capital account balance) but shall instead be allocated to the Member(s) with a positive adjusted capital balance to the extent of such balance.

          (b) Special Allocations. Notwithstanding any other provisions of this Section 5.01, the following special allocations shall be made prior to making any allocations provided for in 5.01(a) above:
               (i) Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain (as generally defined under Treas. Reg. § 1.704-1 or § 1.704-2) for a taxable year (or if there was a net decrease in Minimum Gain for a prior taxable year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this subsection 5.01(b)(i), then items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treas. Reg. § 1.704-2(g)(2)). It is the intent of the Members that any allocation pursuant to this subsection 5.01(b)(i) shall constitute a “minimum gain chargeback” under Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.
               (ii) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article 5, except subsection 5.01(b)(i), if there is a net decrease in Member Nonrecourse Debt Minimum Gain (as generally defined under Treas. Reg. § 1.704-1 or § 1.704-2), during any taxable year, any Member who has a share of the Member Nonrecourse Debt Minimum Gain shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined in the manner required by Treas. Reg. § 1.704-2(i)(4) as is necessary to meet the requirements for a chargeback of Member Nonrecourse Debt Minimum Gain.
               (iii) Priority Allocations.
                    (A) Items of Company gross income or gain for the taxable period shall be to the Class A Member until the cumulative amount of such items allocated to the Class A Member pursuant to this Section 5.01(b)(iii)(A) for the current and all previous taxable years equals the cumulative amount of distributions made to the Class A Member pursuant to Section 5.02(a)(i) for the current and all previous taxable years.
                    (B) After the application of Section 5.01(b)(iii)(A), all or any portion of the remaining items of gross income or gain for the taxable period shall be allocated to the Class B Member, until the cumulative amount of such items allocated to the Class B Member pursuant to this Section 5.01(b)(iii)(B) for the current and all previous taxable years equals the cumulative amount of distributions made to the Class B Member pursuant to Section 5.02(a)(ii) for the current and all previous taxable years.
                    (C) After the application of Sections 5.01(b)(iii)(A) and (B), all or any portion of the remaining items of gross income or gain for the taxable period shall be allocated 2% to the Class A Member and 98% to the Class B Member, until the cumulative amount of such items allocated to the Class A Member and the Class B Member pursuant to this Section 5.01(b)(iii)(C) for the current and all previous taxable years equals the cumulative amount of distributions made to such holders pursuant to Section 5.02(a)(iii) for the current and all previous taxable years.

               (iv) Qualified Income Offset. Except as provided in subsection 5.01(b)(i) and (ii) hereof, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. Sections 1.704-1(b)(2)(i)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in its adjusted capital account created by such adjustments, allocations or distributions as quickly as possible.
               (v) Gross Income Allocations. In the event any Member has a deficit balance in its adjusted capital account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible.
               (vi) Company Nonrecourse Deductions. Company Nonrecourse Deductions (as determined under Treas. Reg. Section 1.704-2(c)) for any fiscal year shall be allocated among the Members in proportion to their Membership Interests.
               (vii) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions (as defined under Treas. Reg. Section 1.704-2(i)(2)) shall be allocated pursuant to Treas. Reg. Section 1.704-2(i) to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt to which it is attributable.
               (viii) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to the Allocation Regulations.
               (ix) Curative Allocation. The special allocations set forth in subsections 5.01(b)(i), (ii) and (iv)-(vii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 5.01, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.
          (c) For federal income tax purposes, except as otherwise required by the Code, the Allocation Regulations or the following sentence, each item of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as corresponding items are allocated in Section 5.01(a) and (b). Notwithstanding any provisions contained herein to the contrary, solely for federal income tax purposes, items of income, gain, depreciation, gain or loss with respect to property contributed or deemed contributed to the Company by a Member or whose value is adjusted pursuant to the Allocation Regulations shall be allocated among the Members so as to take into account the variation between the Company’s tax basis in such property and its Carrying Value in the manner provided under section 704(c) of the Code and Treas. Reg. § 1.704-3(d) (i.e. the “remedial method”).
     5.02 Distributions.
          (a) At least quarterly prior to commencement of winding up under Section 13.01, the Manager or the Board shall determine in its reasonable judgment to what extent (if any) the Company’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, acquisitions, and a reasonable contingency reserve. Except as otherwise set forth in Section 4.02 or this Section 5.02, if such an excess exists, the Manager or the Board shall cause the Company to distribute to the Members an amount in cash equal to that excess on or before the date 30 days following the end of each fiscal quarter as follows:
               (i) First, to the Class A Member an amount equal to the positive amount, if any, of (A) 0.25 multiplied by the Priority Return multiplied by the DEP Distribution Base, plus (B) cash contributions (excluding Expansion Capital Contributions, as defined in this Agreement and pursuant to the agreements of limited partnership of Enterprise GC and Enterprise Intrastate), if any, made by the DEP Party to the Company, Enterprise GC and Enterprise Intrastate with respect to such period required in accordance with this Agreement and their respective partnership agreements to fund a quarterly operating cash flow deficit, less (C) aggregate net cash distributions, if any, received by the DEP Party from Enterprise GC and Enterprise Intrastate with respect to such period ((A) plus (B) less (C) being referred to as the “Tier I Distribution”), plus (D) any unpaid shortfall in the Tier I Distribution with respect to previous quarterly periods in the same calendar year; then,
               (ii) Second, to the Class B Member an amount equal to the positive amount, if any, of (A) 0.25 multiplied by the Priority Return multiplied by the EPD Distribution Base, plus (C) aggregate net cash contributions (excluding Expansion Capital Contributions, as defined in this Agreement and pursuant to the agreements of limited partnership of Enterprise GC and Enterprise Intrastate), if any, made by the EPD Party to the Company, Enterprise GC and Enterprise Intrastate required in accordance with this Agreement and their respective partnership agreements to fund a quarterly cash flow deficit, less (C) aggregate net cash distributions, if any, received by the EPD Party from Enterprise GC and Enterprise Intrastate with respect to such period ((A) plus (B) less (C) being referred to as the “Tier II Distribution”), plus (D) any unpaid shortfall in the Tier II Distribution with respect to previous quarterly periods in the same calendar year; then,
               (iii) Third, 2% to the Class A Member and 98% to the Class B Member (the “Tier III Distribution”).
          (b) From time to time the Manager or the Board also may cause property of the Company to be distributed to the Members, which distribution must be made in accordance with the priorities set forth in Section 5.02(a) or, with respect to any Expansion Cash Flow, in accordance with Section 5.02(d), and may be made subject to existing liabilities and obligations.

Immediately prior to such a distribution, the capital accounts of the Members shall be adjusted as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(f).
          (c) For purposes of Section 5.02(a) and the definitions of the DEP Distribution Base and the EPD Distribution Base, each Expansion Capital Contribution shall be made with respect to an Expansion Project and shall be deemed made and applicable to the foregoing calculations only effective as of the first day of the quarter immediately following the Initial Commencement Date of such Expansion Project.
          (d) For purposes of Section 5.02(a), if the DEP Party elects to make an Expansion Capital Contribution, the Priority Return for purposes of that section only may be increased or decreased based on the DEP Party’s (or its Affiliates’) weighted cost of capital associated with such Expansion Capital Contribution, together with its cost of capital for its investments in the Company, Enterprise GC and Enterprise Intrastate, as determined by the DEP Party, plus 1%, and to the extent such revised Priority Return is approved or ratified by each of (i) the Audit, Conflicts and Governance Committee of the board of directors of the general partner of DEP, and (ii) the EPD Party.
ARTICLE 6
RIGHTS AND OBLIGATIONS OF MEMBERS
     6.01 Limitation of Members’ Responsibility, Liability. The Members shall not perform any act on behalf of the Company, incur any expense, obligation or indebtedness of any nature on behalf of the Company, or in any manner participate in the management of the Company, except as specifically contemplated hereunder. No Member shall be liable under a judgment, decree or order of a court, or in any other manner, except as agreed to by any such Member, for the indebtedness or any other obligations or liabilities of the Company or liable, responsible or accountable in damages to the Company or its Members for breach of fiduciary duty as a Member, for any acts performed within the scope of the authority conferred on it by this Agreement, or for its failure or refusal to perform any acts except those expressly required by or pursuant to the terms of this Agreement, or for any debt or loss in connection with the affairs of the Company, except as required by the TLLCL.
     6.02 Return of Distributions. In accordance with Section 101.206 of the TLLCL, a Member will be obligated to return any distribution from the Company if the Member had knowledge that he received the distribution in violation of Section 101.206 of the TLLCL or as provided by applicable Law.
     6.03 Priority and Return of Capital. Except as may be provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to profits, losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) that a Member has made to the Company.
     6.04 Competition. Except as otherwise expressly provided in this Agreement, each Member may engage in or possess an interest in any other business venture or ventures, including any activity that is competitive with the Company without offering any such opportunity to the Company, and neither the Company nor the other Member shall have any rights in or to such venture or ventures or activity or the income or profits derived therefrom.
     6.05 Admission of Additional Members. The Company shall not admit additional Members without the prior written consent of all of the Members.
     6.06 Withdrawal. No Member may withdrawal from the Company.
     6.07 Indemnification of Members and their Affiliates. To the extent permitted by law, the Company shall (to the extent of the assets of the Company) indemnify, defend and hold harmless each Member, and each officer, employee, director, manager or equivalent thereof, the general partner and each officer, employee, director, manager or equivalent thereof of such Member from and against all losses, expenses, claims or liabilities, including reasonable attorneys’ fees and disbursements, arising out of or in connection with the indebtedness or any other obligation or liabilities of the Company, other than losses, expenses, claims or liabilities of such indemnified Member which result from a violation in any material respect of any of the provisions of this Agreement or fraud, willful misconduct, gross negligence or misappropriation of funds. The foregoing indemnity expressly includes an indemnity with respect to the negligence (excluding the gross negligence) of a Member.
ARTICLE 7
MEETINGS OF MEMBERS
     7.01 Meetings. Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by law, may be called by the Manager, the Chairman of the Board or the President of the Company or by any other Member. The chairperson at any meeting shall be designated by the Chairman of the Board or the President of the Company.
     7.02 Place of Meetings. Meetings of the Members shall be held at the principal place of business of the Company or at such other place as may be designated by the Manager, the Chairman of the Board or the President of the Company.
     7.03 Notice of Meetings. Except as provided in Section 7.04, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be sent not less than five days before the date of the meeting, either personally, by facsimile or by mail, by or at the direction of the person calling the meeting, to each Member.
     7.04 Meeting of All Members. If all of the Members shall meet at any time and place and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.
     7.05 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all Members and delivered to the Secretary or any Assistant Secretary of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when all Members have signed the consent, unless the consent specifies a different effective date.

     7.06 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.
     7.07 Delegation to Manager or the Board. Except as may be otherwise specifically provided in this Agreement or the TLLCL, the Members agree that they shall act solely through the mechanisms provided herein relating to the appointment and authority of the Manager or the Board, as applicable.
     7.08 Voting and Special Voting Rights of the Members. Except as may be otherwise specifically provided in this Agreement or the TLLCL, the Members agree that the following actions requiring a vote of the Members shall require the vote of the Members as follows:
          (a) In the event the Members are entitled to elect Directors, the Members shall be entitled to vote on the election of Directors as set forth in Section 8.01(b) and (f).
          (b) The vote and approval by all of the Members shall be required (i) to amend or restate this Agreement (as also provided in Section 15.04), or to repeal or adopt a new limited liability company agreement, or to amend or restate the Certificate of Formation of the Company, (ii) to increase or decrease the number of Directors constituting the Board pursuant to Section 8.01, (iii) to approve a fundamental business transaction by the Company (including, without limitation, the sale of all or substantially all of the assets of the Company, or to approve or adopt any merger or consolidation (as also provided in Section 14.03(b)) as described in Section 101.356(c) of the TLLCL, (iv) to approve an action that would make it impossible for the Company to carry out the ordinary business of the Company as described in Section 101.356(c) of the TLLCL, (v) to approve the actions and matters set forth in Section 101.356(d) of the TLLCL, (vi) for the Company to approve or permit the issuance of any equity securities (or any securities convertible, exercisable or exchangeable into any equity securities) by any Subsidiary of the Company to any person other than direct or indirect wholly owned Subsidiaries of the Company, or (vii) for the Company to approve or permit any repurchases or redemptions of any equity interest of the Company or its Subsidiaries (other than of equity interests of its Subsidiaries by the Company or direct or indirect wholly owned Subsidiaries of the Company).
          (c) The vote of the Members holding a majority of the Voting Interest shall be required for any other matters under the TLLCL requiring the vote of a majority of the Members.
ARTICLE 8
MANAGEMENT
     8.01 Management by Manager or a Board.
          (a) Generally. Subject to the provisions of the TLLCL and any limitations or powers reserved to the Members under this Agreement, the business and affairs of the Company shall be fully vested in, and managed by, the Class A Member (the “Manager”) or, if the Class A Member resigns or is removed as Manager in accordance with this Agreement, a Board of Managers (the “Board”), and, subject to the discretion of the Manager or the Board, as applicable, the officers elected pursuant to this Article 8. The Manager or Directors, as applicable, and officers shall collectively constitute “managers” of the Company within the meaning of the TLLCL. Except as otherwise provided in this Agreement, the authority and functions of the Board (if applicable), on the one hand, and of the officers, on the other hand, shall be identical to the authority and functions of the Board and officers, respectively, of a corporation organized under the Texas Business Organizations Code. The officers shall be vested with such powers and duties as are set forth in this Article 8 and as are specified by the Manager or the Board, as applicable. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Manager or the Board, as applicable, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the officers who shall be agents of the Company.
          (b) Number; Qualification; Tenure. Following the resignation or removal of the Manager, the number of Directors constituting any initial Board shall be three. The Class A Member shall be entitled to elect two Directors and the Class B Member shall be entitled to elect one Director. The number of Directors constituting the Board may be increased or decreased from time to time by resolution of all of the Members. Except as provided in Section 8.01(e) hereof, each Director so elected shall hold office for the full term to which he shall have been elected and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Any Director may resign at any time upon notice to the Company. A Director need not be a Member of the Company or a resident of the State of Texas.
          (c) Regular Meetings. Regular quarterly and annual meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular quarterly and annual meetings shall not be required.
          (d) Special Meetings. Special meetings of the Board may be held at any time, whenever called by the Chairman of the Board, the President of the Company or a majority of Directors then in office, at such place or places within or without the State of Texas as may be stated in the notice of the meeting. Notice of the time and place of a special meeting must be given by the person or persons calling such meeting at least twenty-four (24) hours, before the special meeting. The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the sole purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board need be specified in the notice or waiver of notice of such meeting.
          (e) Term; Resignation; Vacancies; Removal. The Manager shall hold office until the earlier of its resignation or removal. When applicable, each Director shall hold office until his successor is appointed and qualified or until his earlier resignation or removal. The Manager may resign at any time upon written notice to the Class B Member. Any Director may resign at any time upon written notice to the Board, the Chairman of the Board, to the Chief Executive Officer or to any other Officer. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by an affirmative vote of a majority of the remaining Directors then in office, though less than a quorum, or by a sole remaining Director, and each Director so elected shall hold office for the remainder of the full term in which the new directorship was created or the vacancy occurred and until such Director’s successor is duly elected and qualified, or until his earlier resignation, removal or death. The Manager may be removed as Manager only by the vote or written consent of all of the Members (including the Class A Member). Any Director may be removed, with or without cause, any time by the Member who elected such Director, and the vacancy in the Board caused by any such removal shall be filled by the Member who elected such Director.
          (f) Quorum; Required Vote for Action. Except as may be otherwise specifically provided by law or this Agreement, at all meetings of the Board a majority of the whole Board shall constitute a quorum for the transaction of business. The vote of a majority of the Directors present at any meeting of the Board at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
          (g) Committees. When applicable, the Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any absent or disqualified member. Any committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board when required.
     The designation of any such committee and the delegation thereto of authority shall not operate to relieve the Board, or any member thereof, of any responsibility imposed upon it or him by law, nor shall such committee function where action of the Board is required under applicable law. The Board shall have the power at any time to change the membership of any such committee and to fill vacancies in it. A majority of the members of any such committee shall constitute a quorum. Each such committee may elect a chairman and appoint such subcommittees and assistants as it may deem necessary. Except as otherwise provided by the Board, meetings of any committee shall be conducted in the same manner as the Board conducts its business pursuant to this Agreement, as the same shall from time to time be amended. Any member of any such committee elected or appointed by the Board may be removed by the Board whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of a member of a committee shall not of itself create contract rights.
     8.02 Officers.
          (a) Generally. The officers of the Company shall be appointed by the Manager or the Board, as applicable. Unless provided otherwise by resolution of the Manager or the Board, as applicable, the Officers shall have the titles, power, authority and duties described below in this Section 8.02.
          (b) Titles and Number. The Officers of the Company shall be the Chairman of the Board (if and when a Board exists, unless the Board provides otherwise), the Chief Executive Officer, the President, any and all Vice Presidents (including any Vice Presidents who may be designated as Executive Vice President or Senior Vice President), the Secretary, the Chief Financial Officer, any Treasurer and any and all Assistant Secretaries and Assistant Treasurers and the General Counsel. There shall be appointed from time to time such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Manager or the Board may desire. Any person may hold more than one office.
          (c) Appointment and Term of Office. The Officers shall be appointed by the Manager or the Board, as applicable, at such time and for such term as the Manager or the Board shall determine. Any Officer may be removed, with or without cause, only by the Manager or the Board. Vacancies in any office may be filled only by the Manager or the Board.
          (d) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board and he shall be a non-executive unless and until other executive powers and duties are assigned to him from time to time by the Board.
          (e) Chief Executive Officer. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Manager or the Board, the Chief Executive Officer, subject to the direction of the Manager or the Board, shall be the chief executive officer of the Company and shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings (should he be a director) of the Board. The Chief Executive Officer shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement, the Manager or the Board, including any duties and powers stated in any employment agreement approved by the Manager or the Board.
          (f) President. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Manager or the Board, the President, subject to the direction of the Manager or the Board, shall be the chief executive officer of the Company in the absence of a Chief Executive Officer and shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The President shall preside at all meetings of the Members and, in the absence of the Chairman of the Board and a Chief Executive Officer, the President shall preside at all meetings (should he be a director) of the Board. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Manager or the Board, including any duties and powers stated in any employment agreement approved by the Manager or the Board.

          (g) Vice Presidents. In the absence of a Chief Executive Officer and the President, each Vice President (including any Vice Presidents designated as Executive Vice President or Senior Vice President) appointed by the Manager or the Board shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Manager or the Board, or the President.
          (h) Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Manager or the Board, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Manager or the Board, or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.
          (i) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate Officer of the Company may from time to time determine. He shall render to the Manager or the Board and the Chief Executive Officer, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Manager or the Board or the Chief Executive Officer may require. The Chief Financial Officer shall have the same power as the Chief Executive Officer to execute documents on behalf of the Company.
          (j) Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other Officer as the Manager or the Board shall select, shall have the powers and duties conferred upon the Treasurer.
          (k) General Counsel. The General Counsel subject to the discretion of the Manager or the Board, shall be responsible for the management and direction of the day-to-day legal affairs of the Company. The General Counsel shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Manager or the Board or the President.
          (l) Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.

          (m) Delegation of Authority. Unless otherwise provided by resolution of the Manager or the Board, no Officer shall have the power or authority to delegate to any person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.
          (n) Officers. The Manager or the Board shall appoint Officers of the Company to serve from the date of such appointment until the death, resignation or removal by the Manager or the Board with or without cause of such officer.
     8.03 Duties of Officers and Directors. Except as otherwise specifically provided in this Agreement, the duties and obligations owed to the Company and to the Manager or the Board by the Officers of the Company and by members of the Board of the Company (but not, for purposes of clarification, any Manager) shall be the same as the respective duties and obligations owed to a corporation organized under the Texas Business Organizations Code by its officers and directors, respectively.
     8.04 Compensation. The members of the Board who are neither Officers nor employees of the Company shall be entitled to compensation as directors and committee members as approved by the Manager or the Board and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board or committees thereof.
     8.05 Indemnification.
          (a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Indemnitee (as defined below) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as (i) a present or former member of the Board or any committee thereof, (ii) a present or former Member (including as the Manager), (iii) a present or former Officer, or (iv) a Person serving at the request of the Company in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (iii), provided, that the Person described in the immediately preceding clauses (i), (ii), (iii) or (iv) (“Indemnitee”) shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 8.05, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 8.05 shall be made only out of the assets of the Company.
          (b) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 8.05(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the

Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 8.05.
          (c) The indemnification provided by this Section 8.05 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity.
          (d) The Company may purchase and maintain insurance, on behalf of the Manager or the members of the Board, the Officers and such other persons as the Manager or the Board shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.
          (e) For purposes of this Section 8.05, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 8.05(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.
          (f) In no event may an Indemnitee subject any Members of the Company to personal liability by reason of the indemnification provisions of this Agreement.
          (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 8.05 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
          (h) The provisions of this Section 8.05 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
          (i) No amendment, modification or repeal of this Section 8.05 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 8.05 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

          (j) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 8.05 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
     8.06 Liability of Indemnitees.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Person for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered in a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
          (b) Subject to its obligations and duties as set forth in this Article 8, the Manager or the Board and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Manager or the Board nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Manager or the Board or any committee thereof in good faith.
          (c) Any amendment, modification or repeal of this Section 8.06 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 8.06 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.
ARTICLE 9
ACCOUNTING METHOD, PERIOD, RECORDS AND REPORTS
     9.01 Accounting Method. The books and records of account of the Company shall be maintained in accordance with the accrual method of accounting.
     9.02 Accounting Period. The Company’s accounting period shall be the Fiscal Year.
     9.03 Records, Audits and Reports. At the expense of the Company, the Manager or the Board shall maintain books and records of account of all operations and expenditures of the Company.
     9.04 Inspection. The books and records of account of the Company shall be maintained at the principal place of business of the Company or such other location as shall be determined by the Manager or the Board and shall be open to inspection by the Members at all reasonable times during any business day.

ARTICLE 10
TAX MATTERS
     10.01 Tax Returns. The Manager or the Board shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 10.02. Each Member shall furnish to the Manager or the Board all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.
     10.02 Tax Elections. The Company shall make the following elections on the appropriate tax returns:
          (a) to adopt a fiscal year ending on December 31 of each year;
          (b) to adopt the accrual method of accounting and to keep the Company’s books and records on the income-tax method;
          (c) to adjust the basis of Company properties pursuant to section 754 of the Code; and
          (d) any other election the Manager or the Board may deem appropriate and in the best interests of the Members.
Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.
     10.03 Tax Matters Partner. The Class A Member shall be the “tax matters partner” of the Company pursuant to section 6231(a)(7) of the Code. Tax matters partner shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of section 6223 of the Code. The tax matters partner shall inform each Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice on or before the fifth Business Day after becoming aware of the matter and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.
ARTICLE 11
RESTRICTIONS ON TRANSFERABILITY
     11.01 Transfer Restrictions. Except as set forth in Article 4 of the Omnibus Agreement, no Member shall be permitted to sell, assign, transfer or otherwise dispose of, or mortgage, hypothecate or otherwise encumber, or permit or suffer any encumbrance of, all or any portion of its Member Interest without the prior written consent of all other Members (which consent may be withheld in the sole discretion of such Members).

ARTICLE 12
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
     12.01 Maintenance of Books.
          (a) The Manager or the Board shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Manager or the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Manager or the Board and any other books and records that are required to be maintained by applicable Law.
          (b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, except that the capital accounts of the Members shall be maintained in accordance with Section 4.04.
     12.02 Reports. The Manager or the Board shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.
     12.03 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Manager or the Board. All withdrawals from any such depository shall be made only as authorized by the Manager or the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.
     12.04 Tax Statements. The Company shall use reasonable efforts to furnish, within 90 Days of the close of each taxable year of the Company, estimated tax information reasonably required by the Members for federal and state income tax reporting purposes.
ARTICLE 13
WINDING-UP
     13.01 Events Requiring Winding-Up.
          (a) The Company shall be wound up on the first to occur of the following events (each a “Winding-Up Event”):
               (i) the unanimous consent of the Members in writing;
               (ii) the entry of a judicial order winding up the Company;
               (iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the TLLCL or this Agreement.
          (b) No other event shall cause a winding up of the Company.

          (c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.
          (d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without winding up.
     13.02 Winding-Up and Termination.
          (a) On the occurrence of a Winding-Up Event, the Manager or the Board shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the TLLCL. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Manager or the Board. The steps to be accomplished by the liquidator are as follows:
               (i) as promptly as possible after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;
               (ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
               (iii) all remaining assets of the Company shall be distributed to the Members as follows:
                    (A) the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the Members;
                    (B) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the capital accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the capital accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and
                    (C) Company property shall be distributed among the Members in accordance with the positive capital account balances of the Members, as determined after taking into account all capital account adjustments for the taxable year of the Company during which the liquidation of the Company occurs (other than those made by reason of this clause (iii)); and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).
          (b) The distribution of cash or property to a Member in accordance with the provisions of this Section 13.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 101.154 of the TLLCL. No Member shall be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 13.02.
          (c) On completion of such final distribution, the liquidator shall file a Certificate of Termination with the Secretary of State of the State of Texas and take such other actions as may be necessary to terminate the existence of the Company.
ARTICLE 14
MERGER
     14.01 Authority. The Company may merge or consolidate with one or more limited liability companies, corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Texas or any other jurisdiction, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article 14.
     14.02 Procedure for Merger or Consolidation. The merger or consolidation of the Company pursuant to this Article 14 requires the prior approval of a Manager or the majority the Board and compliance with Section 14.03. Upon such approval, the Merger Agreement shall set forth:
          (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;
          (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (“Surviving Business Entity”);
          (c) The terms and conditions of the proposed merger or consolidation;
          (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partnership or limited liability company interests, rights, securities or obligations of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such interests, rights, securities or obligations of the constituent business entity are to receive in exchange for, or upon conversion of, their interests, rights, securities or obligations and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
          (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
          (f) The effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 14.04 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation and stated therein); and
          (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board.
     14.03 Approval by Members of Merger or Consolidation.
          (a) The Manager or the Board, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of the Members, whether at a meeting or by written consent. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.
          (b) After approval by vote or consent of all of the Members, and at any time prior to the filing of the certificate of merger or consolidation pursuant to Section 14.04, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.
     14.04 Certificate of Merger or Consolidation. Upon the required approval by the Manager or the Board and the Members of a Merger Agreement, a certificate of merger or consolidation shall be executed and filed with the Secretary of State of the State of Texas in conformity with the requirements of the TLLCL.

     14.05 Effect of Merger or Consolidation.
          (a) At the effective time of the certificate of merger or consolidation:
               (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were property of each constituent business entity;
               (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
               (iii) all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired; and
               (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
          (b) A merger or consolidation effected pursuant to this Article 14 shall not (i) be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred or (ii) require the Company (if it is not the Surviving Business Entity) to wind up its affairs, pay its liabilities or distribute its assets as required under Article 13 of this Agreement or under the applicable provisions of the TLLCL.
ARTICLE 15
GENERAL PROVISIONS
     15.01 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by applicable Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Whenever any notice is required to be given by Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

     15.02 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Members and their respective Affiliates relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.
     15.03 Effect of Waiver or Consent. Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
     15.04 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by all Members.
     15.05 Binding Effect. This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.
     15.06 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Organizational Certificate, or (b) any mandatory, non-waivable provision of the TLLCL, such provision of the Organizational Certificate or the TLLCL shall control. If any provision of the TLLCL provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law, and (b) the Members or Directors (as the case may be) shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.
     15.07 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

     15.08 Offset. Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.
     15.09 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
     15.10 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.
     15.11 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS: ENTERPRISE HOLDING III, LLC.
By:	Enterprise Products OLPGP, Inc.,
its general partner

By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President, Chief Legal Officer and Secretary

ENTERPRISE GTM HOLDINGS L.P.
By:	Enterprise GTMGP, LLC,
its general partner

By:	/s/ Michael A. Creel
Michael A. Creel
Executive Vice President and Chief Financial Officer

Attachment I

Defined Terms
     Affiliate – with respect to any Person, each Person Controlling, Controlled by or under common Control with such first Person.
     Agreement – this Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended, modified, supplemented or restated from time to time.
     Allocation Regulations – means Treas. Reg. §§ 1.704-1(b), 1.704-2 and 1.704-3 (including any temporary regulations) as such regulations may be amended and in effect from time to time and any corresponding provision of succeeding regulations.
     Bankruptcy or Bankrupt – with respect to any Person, that (a) such Person (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is insolvent, or has entered against such Person an order for relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) 120 Days have passed after the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, if the proceeding has not been dismissed, or 90 Days have passed after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, if the appointment is not vacated or stayed, or 90 Days have passed after the date of expiration of any such stay, if the appointment has not been vacated.
     Board – Section 8.01.
     Business Day – any Day other than a Saturday, a Sunday or a Day on which national banking associations in the State of Texas are authorized or required by Law to close.
     Capital Contribution – with respect to any Member of the Company, the amount of money and the initial Carrying Value of any property (other than money) contributed to the Company by such Member.
     Capital Transaction – means the sale, exchange or other disposition of all or substantially all of the Company assets.
     Carrying Value – means (a) with respect to property contributed to the Company, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Members’ capital accounts, (b) with respect to any property whose value is adjusted pursuant to the Allocation Regulations, the adjusted value of such

Attachment I – 1

property reduced (but not below zero) by all depreciation and cost recovery deductions charged to the Member’s capital accounts and (c) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.
     Class A Interest – Section 3.01(a).
     Class A Member – Enterprise Holding III, as the holder of the Class A Interest.
     Class B Interest – Section 3.01(b).
     Class B Member– Enterprise GTM, as the holder of the Class B Interest.
     Closing Date – December 8, 2008 (the date of this Agreement).
     Company – initial paragraph.
     Control – shall mean the possession, directly or indirectly, of the power and authority to direct or cause the direction of the management and policies of a Person, whether through ownership or control of Voting Stock, by contract or otherwise.
     Contributed Capital – shall mean, from time to time, the then aggregate of the initial Capital Contribution and the additional Capital Contributions, made by a Member to the Company, without regard to amount of such Member’s Capital Contributions returned or distributed to such Member pursuant to Section 5.02 hereof.
     Contribution Agreement – Recitals.
     Day – a calendar Day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.
     Debt – means, as applied to the Company:
     (a) Any indebtedness for borrowed money or debt security of any Person which the Company has directly or indirectly created, incurred, guaranteed, assumed or otherwise become liable for;
     (b) Obligations to make payments under leases that in accordance with GAAP are required to be capitalized on the balance sheet of the Company, as the case may be; and
     (c) Any guarantee by the Company of any debt of another Person of the type described in clause (a) or (b) of this definition.
     DEP – Recitals.
     DEP Distribution Base – means (1) $730 million, plus (2) aggregate net Expansion Capital Contributions (as defined in this Agreement and pursuant to the agreements of limited

Attachment I – 2

partnership of Enterprise GC and Enterprise Intrastate) made by the DEP Party to the Company, Enterprise GC and Enterprise Intrastate.
     DEP OLP – Recitals.
     Director – each member of the Board elected as provided in Section 8.01.
     Dispose, Disposing or Disposition means, with respect to any asset, any sale, assignment, transfer, conveyance, gift, pledge, grant of a security interest, exchange or other disposition or encumbrance of such asset, whether such disposition be voluntary, involuntary or by operation of Law, or the acts of the foregoing.
     Effective Date – initial paragraph.
     Enterprise GC – Enterprise GC, L.P., a Texas limited partnership.
     Enterprise GTM– Recitals.
     Enterprise Holding III– Recitals.
     Enterprise Intrastate – Enterprise Intrastate L.P., a Texas limited partnership.
     Enterprise Products OLP – Recitals.
     EPD Distribution Base – means (1) $452.1 million, plus (2) aggregate net Expansion Capital Contributions (as defined in this Agreement and pursuant to the agreements of limited partnership of Enterprise GC and Enterprise Intrastate) made by the EPD Party to the Company, Enterprise GC and Enterprise Intrastate.
     Existing Agreement – Recitals.
     Expansion Capital Contribution – means additional Capital Contributions of cash pursuant to an Expansion Cash Call in accordance with Section 4.02, or additional Capital Contributions subsequently made by the DEP Party as an additional Capital Contribution pursuant to Section 4.02(d).
     Expansion Cash Call – Section 4.02(a).
     Expansion Costs – Section 4.02(a).
     Expansion Project – any expansion activities with respect to the Company’s facilities, including without limitation, development of new pipelines, entries into and the conversion of existing storage wells, and the installation of new piping and related facilities.
     Indemnitee – Section 8.05(a).
     Initial Commencement Date – the date on which an Expansion Project has become operational and is placed into service.

Attachment I – 3

     Initial Members – Enterprise Holding III and Enterprise GTM.
     Law – any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a governmental authority.
     Liability – any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
     Manager – Enterprise Holding III, until the earlier of its resignation or removal, or it or its Affiliates cease to own a Class A Interest.
     Member – any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.
     Membership Interest – with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the TLLCL, this Agreement, or otherwise) in its capacity as a Member; and (d) all obligations, duties and liabilities imposed on that Member (under the TLLCL, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.
     Merger Agreement – Section 14.01.
     Net Cash Deficit – for a period, means the net sum, if a negative number, of (without duplication):
     (a) Net Earnings for such period, after interest and taxes but before depreciation and amortization, non-cash write-offs, and gains and losses on the sale of Company assets; plus
     (b) proceeds from the sale of Company assets during such period to the extent not included in clause (a) of this definition; plus
     (c) all other cash receipts during such period not included in clauses (a) or (b) of this definition from whatever source (including the proceeds of financing or refinancing or insurance, but excluding receipt of any Capital Contributions made in respect of any prior period); minus
     (d) Capital expenditures incurred during such period in accordance with this Agreement (other than those capital expenditures with respect to which the Members have agreed to make Capital Contributions); minus
     (e) principal payments made on Debt during such period.

Attachment I – 4

     Net Cash Flows – for a period, means the net sum, if a positive number, of (without duplication):
     (a) Net Earnings for such period, after interest and taxes but before depreciation and amortization, non-cash write-offs, and gains and losses on the sale of Company assets; plus
     (b) proceeds from the sale of Company assets during such period to the extent not included in clause (a) of this definition; plus
     (c) all other cash receipts during such period not included in clauses (a) or (b) of this definition from whatever source (including the proceeds of financing or refinancing or insurance, but excluding receipt of any Capital Contributions made in respect of any prior period); minus
     (d) Capital expenditures incurred during such period in accordance with this Agreement (other than those capital expenditures with respect to which the Members have agreed to make Capital Contributions); minus
     (e) principal payments made on Debt during such period.
     Net Earnings – for a period, the net sum of (i) the aggregate amount of all cash or cash equivalents (other than Capital Contributions and loans) received by the Company during such period minus (ii) the amount of operating expenses during such period (or if the Company, for such period, does not have any operating expenses, expenses paid during such period which are similar in nature to operating expenses).
     Officers – any person elected as an officer of the Company as provided in Section 8.02(a), but such term does not include any person who has ceased to be an officer of the Company.
     Omnibus Agreement – means the Omnibus Agreement between Enterprise Products OLP, DEP Holdings, LLC, DEP, DEP OLPGP, LLC, DEP OLP, Enterprise Lou-Tex Propylene Pipeline L.P., Sabine Propylene Pipeline L.P., Mont Belvieu Caverns, LLC, South Texas NGL Pipelines, LLC and the Company, dated February 5, 2007, as amended and restated on the date of this Agreement and after the date hereof from time to time.
     Organizational Certificate – Section 2.01.
     Percentage Interest – means, with respect to each Member, as of any date, the ratio expressed as a percentage, of each Member’s capital account on the Closing Date to aggregate capital accounts of all Members on such date. The initial Percentage Interest of each Member is set forth opposite the Members’ names on Exhibit A.
     Person – a natural person, partnership (whether general or limited), limited liability company, governmental entity, trust, estate, association, corporation, venture, custodian, nominee or any other individual or entity in its own or any representative capacity.

Attachment I – 5

     Priority Return – an initial 11.85% annual rate, which such applicable rate shall increase by 2% multiplied by the Priority Return then in effect as of each January 1, commencing January 1, 2010.
     Profits and Losses – means for each taxable year of the Company an amount equal to the Company’s taxable income or loss for such year as determined for federal income tax purposes in accordance with the accounting method and rules used by the Company and in accordance with Section 703(a) of the Code (for such purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), subject to the following modifications:
          (a) All fees and other expenses incurred by the Company to promote the sale of (or to sell) any interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are required;
          (b) Except as otherwise provided in Treas. Reg. § 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company;
          (c) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;
          (d) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account, shall be subtracted from such taxable income or loss;
          (e) With respect to Company property which, in conformity with Treasury Regulations, has a book value greater than or less than its adjusted tax basis, “Profits” and “Losses” of the Company shall be determined by reference to the depreciation and amortization deduction, if any, allowable with respect to such property as computed for book purposes (and not for tax purposes), as determined pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(g), and by the gain or loss attributable to such property as computed for book purposes (and not for tax purposes), by reference to such property’s adjusted book value; and
          (f) Notwithstanding any other provision of this definition, any items which are specially allocated to the Members pursuant to Sections 5.01(b) or (c) hereof shall not be taken into account in computing Profits or Losses.
     Regulatory Allocations – Section 5.01(b)(ix).
     Surviving Business Entity – Section 14.02(b).
     Texas Corporation Law – means the provisions of Title 2 and the provisions of Title 1 to the extent applicable to corporations under of the Texas Business Organizations Code, as amended from time to time.

Attachment I – 6

     Tier I Distribution – Section 5.02(a)(i).
     Tier II Distribution – Section 5.02(a)(ii).
     Tier III Distribution – Section 5.02(a)(iii).
     TLLCL – The Texas Limited Liability Company Law, part of the Texas Business Organization Code, and any successor statute, as amended and recodified from time to time.
     Voting Ratio – subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Voting Ratio on Exhibit A, and (b) in the case of Membership Interests issued pursuant to Section 3.02, the Voting Ratio established pursuant thereto; provided, however, that the total of all Voting Ratios shall always equal 100%.
     Voting Stock – with respect to any Person, Equity Interests in such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or otherwise appoint, directors (or Persons with management authority performing similar functions) of such Person.
     Winding-Up Event – Section 13.01(a).
     Withdraw, Withdrawing and Withdrawal – the withdrawal, resignation or retirement of a Member from the Company as a Member.

Attachment I – 7

Exhibit A

Name and Address of Member	Voting Ratio	Percentage Interest

Enterprise Holding III, LLC	51.0% — Class A Interest	22.6% — Class A Interest
1100 Louisiana Street, 10th Floor
Houston, Texas 77002

Enterprise GTM Holdings L.P.	49.0% — Class B Interest	77.4% — Class B Interest
1100 Louisiana Street, 10th Floor
Houston, Texas 77002

Exhibit A – 8